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COMPANY PRESS RELEASE                                               EXHIBIT 99.1

GENE LOGIC TO ACQUIRE ONCORMED

GAITHERSBURG, Md.--(BUSINESS WIRE)--July 7, 1998--Gene Logic Inc. (Nasdaq:GLGC news) and Oncormed, Inc. (AMEX:ONM - news) today announced that they have signed a definitive agreement pursuant to which Gene Logic will acquire all of the outstanding stock of Oncormed for Gene Logic Common Stock in a forward triangular merger. Under the terms of the agreement, Gene Logic will issue 4,849,815 shares of Gene Logic Common Stock, which number may be reduced based on the value of Gene Logic stock at the time of closing, giving the transaction a value not to exceed approximately $38 million. Gene Logic will also assume outstanding warrants to purchase Oncormed stock in connection with the merger. The combination will be accounted for as a purchase and is expected to result in a charge related to acquisition of in-process technology when the transaction is completed, which is currently expected to take place early in the fourth quarter of 1998. The transaction, which has been approved by the Boards of Directors of both companies and will be subject to the approval of a majority of the voting stock of each company, is expected to qualify as a tax-free reorganization. During the period prior to the closing of the transaction, Gene Logic has agreed to provide Oncormed with an operating capital loan line collateralized by certain of Oncormed's tissue biorepository assets.

According to Michael J. Brennan, M.D., Ph.D., President and Chief Executive Officer of Gene Logic, "With this transaction, Gene Logic acquires Oncormed's proprietary technologies and resources and extensive clinical experience together with a portfolio of pharmacogenomics alliances with top-tier pharmaceutical companies. By adding these elements to our powerful genomics and bioinformatics platform, we believe Gene Logic will achieve, in a highly cost-effective way, the critical mass and range of technologies necessary to support key aspects of the drug discovery and development process: from target identification and validation, to the discovery of new drug leads, through clinical trials. We believe that this combination will create major new business opportunities and enable us to accelerate our rate of commercial development and revenue growth. We are particularly excited by the prospect of building a new franchise in pharmacogenomics, further enhancing Gene Logic's status as a leading provider of genomic information to the pharmaceutical industry."

Timothy J. Triche, M.D., Ph.D., Chairman and Chief Executive Officer of Oncormed stated, "There is an excellent fit between Oncormed and Gene Logic and we are enthusiastic about our future as an integrated enterprise. Our shared vision is to accelerate the pace, reduce the cost and improve the predictability of drug discovery and development through the provision of an integrated genomics, bioinformatics and pharmacogenomics platform. By merging highly complementary technologies, intellectual property and organizational teams, we believe that the combined company will be able to achieve rapid penetration of the growing market for genomic information and bioinformatics technologies."



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Gene Logic and the combined company resulting from the merger, which will be a subsidiary of Gene Logic, will continue operations in Gene Logic's 50,000 square foot facility located in Gaithersburg, MD, and will employ approximately 175 personnel. Michael J. Brennan will serve as President and Chief Executive Officer. Douglas Dolginow, M.D., Oncormed's President and Chief Operating Officer, will become a Senior Vice President of Gene Logic focusing initially on the pharmacogenomics business. Upon closing of the transaction, Timothy J. Triche will step down as Chairman and Chief Executive Officer of Oncormed but will remain as a consultant to Gene Logic. The composition of Gene Logic's Board of Directors, chaired by Alan G. Walton, D.Sc., will remain unchanged.

Furman Selz LLC and Hambrecht and Quist LLC acted as financial advisers to Gene Logic and Oncormed, respectively, in connection with the transaction.

Oncormed (http://www.oncormed.com) uses proprietary genomics technologies and software to characterize genes to establish clinical relevance and to profile patients for pharmacogenomic and therapeutic purposes. The company's mission is to accelerate the translation of genetic discoveries into clinically-useful products and services through strategic collaborations with pharmaceutical, genomic and biotechnology companies. Oncormed has established corporate alliances with major pharmaceutical companies, including Merck & Co., Schering-Plough, Rhone-Poulenc Rorer and ZENECA Diagnostics, with biotechnology companies Introgen Therapeutics and Onyx Pharmaceuticals, and with Affymetrix and Incyte Pharmaceuticals.

Gene Logic combines powerful genomics technologies and bioinformatics expertise to accelerate the discovery and development of new drugs. Gene Logic provides its pharmaceutical company partners with products designed to reduce the time, cost and risk associated with drug discovery and development. These include proprietary genomic databases of gene expression for new drug target discovery and development, a novel screening technology for identifying new drug leads, and a comprehensive bioinformatics system for analyzing, managing and integrating biological information into the drug discovery process. Gene Logic has established strategic alliances with N.V.Organon, a pharmaceutical business unit of Akzo Nobel, Procter & Gamble Pharmaceuticals, Inc., Japan Tobacco, Inc., SmithKline Beecham and the Wyeth-Ayerst Research Division of American Home Products. In addition, Gene Logic has an exclusive alliance with Hoechst Schering AgrEvo for discovery of genes to develop crop protection and improvement products.

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those ascribed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential inability to complete the merger as scheduled, or at all, the possibility that some or all of the objectives of the merger will not be achieved, potential problems associated with integrating the two companies, including the risk that key employees will choose to leave, acceptance of the merger by corporate partners and the market, as well as risks and uncertainties associated with the ongoing businesses of each Company as discussed in their respective Annual Reports on Form 10-K for the year ended December 31, 1997 and their other reports and documents filed from time to time with the Securities and Exchange Commission.

Contact:

     GENE LOGIC INC.
     Mark D. Gessler
     Senior Vice President Corporate Development
     & Chief Financial Officer
     Tel:    (301) 987-1700
     Fax:    (301) 987-1701
     mgessler@genelogic.com
     www.genelogic.com
     or
     ONCORMED, INC.
     Leslie M. Alexandre, Dr.P.H.
     Vice President, Corporate
     Affairs & Marketing



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     Tel: (301) 208-1888 ext. 521
     Fax: (301) 926-6125
     lalexandre@oncormed.com
     www@oncormed.com
     or
     BURNS MCCLELLAN
     Lisa Burns (Investors)
     Liz Landy (Media)
     (212) 213-0006